Exhibit 107

Calculation of Filing Fee Table

Form S-8

Myovant Sciences Ltd.

Table 1:  Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, $0.000017727 par value per share	457(h)	3,794,337	$13.76	$52,210,077.12	0.0000927	$4,839.88
Equity	Common Shares, $0.000017727 par value per share	457(h)	1,000,000	$13.76	$13,760,000.00	0.0000927	$1,275.56
Total Offering Amounts					$65,970,077.12		$6,115.44
Total Fee Offsets							—
Net Fee Due							$6,115.44

(1)  Represents additional Common Shares issuable under (a) the Registrant’s 2016 Equity Incentive Plan (3,794,337 Common Shares) by reason of the automatic share increase provisions of the 2016 Equity Incentive Plan, and (b) the Registrant’s 2020 Inducement Plan (1,000,000 Common Shares). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the 2016 Equity Incentive Plan and 2020 Inducement Plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of the Registrant’s outstanding Common Shares, as applicable.

(2)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The offering price per share and the aggregate offering price are based upon $13.76, which is the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on April 4, 2022, rounding up to the nearest cent.